DECHERT PRICE & RHOADS

                              1775 Eye Street, N.W.
                             Washington, D.C. 20006
                            Telephone: (202) 261-3300
Fax: (202) 261-3333



                                  May 13, 1998


Pilgrim America Prime Rate Trust
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424

                  Re:      Pilgrim America Prime Rate Trust
                           (File Nos. 333-29803 and 811-5410)

Dear Sirs:

         In connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 shares of beneficial interest of Pilgrim America Prime Rate Trust (the "Trust"), we have examined such matters as we have deemed necessary to give this opinion.

         On the basis of the foregoing, it is our opinion that the shares of the Trust have been duly authorized and, when paid for as contemplated by the Trust's Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.


                                           Very truly yours,



                                           /s/  Dechert Price & Rhoads